®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
AND RECENT CORPORATE DEVELOPMENTS

-Initiating a Phase 2 Trial of INX-189 in HCV-Infected Genotype 2/3 Patients-
-Conference Call Today at 9:00 a.m. EDT-

ATLANTA, GA – August 8, 2011 — Inhibitex, Inc. (NASDAQ:INHX; the “Company”) today announced its financial results for the second quarter ended June 30, 2011 and provided an update on several recent clinical and corporate developments.

As of June 30, 2011, the Company held $58 million in cash, cash equivalents and short and long-term investments. The Company reported a net loss in the second quarter of 2011 of $5.3 million or ($0.07) per share.

“We look forward to initiating a Phase 2 clinical trial next week to evaluate the safety, tolerability and antiviral activity of INX-189 administered in combination with standard of care therapy for 12 weeks in HCV-infected genotype 2 and 3 patients,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “Further, based upon an encouraging commercial assessment and clinical review of our Phase 2a data, we have developed a clinical strategy to advance the development of FV-100 in pursuit of an indication for the reduction of shingles-associated pain and/or post-herpetic neuralgia in shingles patients. However, prior to fully executing upon this strategy, we plan to obtain additional regulatory feedback on a proposed Phase 2b protocol and regulatory pathway that we believe can support these pain-related clinical endpoints and indications. Finally, we are pleased that our licensee, Pfizer, has advanced its vaccine to prevent S. aureus infections into a Phase 1/2 clinical trial, which triggers a milestone payment to us.”

Recent Corporate Developments

INX-189 for Chronic Hepatitis C – Next week, the Company expects to initiate a Phase 2 clinical trial of INX-189, its nucleotide polymerase inhibitor in development for the treatment of chronic infections caused by hepatitis C virus (HCV), to evaluate its safety, tolerability and antiviral activity in combination with pegylated interferon and ribavirin in genotype 2 and 3 treatment naïve patients. The trial, which is being conducted under an IND in the United States, is designed to enroll approximately 90 patients. The primary endpoint of the trial is a rapid virologic response (RVR), defined as HCV RNA below the level of detection after 28 days of dosing. Secondary endpoints include early virologic response (EVR), defined as HCV RNA below the level of detection after 12 weeks of dosing, extended early virologic response (eEVR), defined as HCV RNA below the level of detection after 28 days and 12 weeks of dosing, as well as sustained virologic response 12 (SVR12), and sustained virologic response 24 (SVR24) defined as HCV RNA below the level of detection 12 or 24 weeks after the completion of therapy, respectively. Patients will be randomized across four treatment arms as follows:

•	INX-189 25mg QD with pegylated interferon and ribavirin for 12 weeks and up to 24 weeks (n=25)

•	INX-189 50 mg QD with pegylated interferon and ribavirin for 12 weeks and up to 24 weeks (n=25)

•	INX-189 100 mg QD with pegylated interferon and ribavirin for 12 weeks and up to 24 weeks (n=25)

•	Placebo with pegylated interferon and ribavirin for 24 weeks (n=15)

Patients in the three treatment arms that include INX-189 with pegylated interferon and ribavirin and achieve a eEVR will terminate all therapy after 12 weeks. Patients in those treatment arms that do not achieve a eEVR will continue to receive pegylated interferon and ribavirin for an additional 12 weeks.

The Company also reported that it plans to initiate a clinical trial this quarter to evaluate the safety, tolerability and viral kinetics of INX-189 at doses higher than 100 mg, administered as monotherapy, to further assess the dose response relationship observed in a previous Phase 1b trial of INX-189.

Additionally, the Company indicated that on June 15, 2011, European patent EP 2,097,434 that contains composition of matter and method of use claims to a family of phosphoramidate 2’-C-methyl guanosine nucleotides used for the treatment of chronic hepatitis C was granted. The Company licensed the exclusive, global rights to this patent family from Cardiff University in Wales, United Kingdom and Katholieke Universiteit in Leuven, Belgium in November 2007.

Finally, the Company will present two abstracts at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in San Francisco beginning November 4, 2011. On August 2, 2011, AASLD posted the titles of these abstracts on its website. The titles of the two abstracts are:

•	Antiviral Activity and Safety of INX-08189, a Nucleotide Polymerase Inhibitor, Following 7-Days of Oral Therapy in Naïve Genotype-1 Chronic HCV Patients

•	Preclinical Characterization of a Series of Highly Potent Phophorodiamidate Nucleotide Analogue Inhibitors of Hepatitis C Polymerase.

FV-100 - The Company intends to file a protocol and other supporting documents, including a patient reported outcomes (PRO) dossier, to the FDA later this quarter for a proposed Phase 2b trial of FV-100 in order to obtain feedback from the FDA on the protocol, its PRO methodology, and a regulatory pathway that could potentially support an indication for the reduction of shingles-associated pain and/or the incidence of post-herpetic neuralgia (PHN). The proposed Phase 2b trial would include approximately 600 shingles patients with the primary endpoint being the time to resolution of clinically significant shingles-associated pain, and a key secondary endpoint being the reduction in the incidence of PHN. Subject to satisfactory regulatory review and feedback concerning these and other proposed clinical endpoints and their potential to support an indication for the reduction of shingles-associated pain and/or incidence of PHN, the Company will determine whether it will initiate the proposed Phase 2b study of FV-100 in 2012.

Staphylococcal Vaccine - The Company’s licensee and collaborator, Pfizer, Inc., has initiated a randomized, double-blind Phase 1/ 2 clinical trial to evaluate the safety, tolerability, and immunogenicity of three ascending dose levels of a 4-antigen Staphylococcus aureus (S. aureus) vaccine (SA4Ag) in 1,068 healthy adults. The vaccine contains an antigen originating from the Company’s proprietary MSCRAMM protein platform. Pfizer is responsible for all clinical development, manufacturing and marketing of the vaccine. The initiation of this trial triggers a milestone payment of $1.0 million to the Company, which is also eligible to receive future regulatory milestones and royalties on any future net sales.

Public Offering - In April 2011, the Company completed a public offering of 13,182,927 shares of its common stock, at a purchase price of $4.10 per share, for an aggregate offering amount of $54 million. The net proceeds to the Company, after underwriting discounts and commissions and other offering expenses, were approximately $50.6 million.

Second Quarter 2011 Financial Results

The Company reported a net loss in the second quarter of 2011 of $5.3 million, as compared to a net loss of $5.6 million in the second quarter of 2010. The $0.3 million decrease in net loss in the second quarter of 2011 was primarily the result of lower research and development expense. Basic and diluted net loss per share was $0.07 for the second quarter of 2011 as compared to $0.09 for the second quarter of 2010.

Revenue for the second quarter of 2011 remained the same at $287,500 in the second quarter of both 2011 and 2010.

Research and development expense decreased to $4.6 million in the second quarter of 2011 from $4.9 million in the second quarter of 2010. The $0.3 million decrease was due to a $0.7 million decrease in direct costs incurred in connection with the completion of the FV-100 Phase 2 clinical trial, offset in part by an increase in costs related to the clinical development of INX-189 and an increase in non-direct expenses.

General and administrative expense remained the same at $1.0 million in the second quarter of both 2011 and 2010.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s second quarter 2011 operating results and financial position, as well as provide a general update on recent corporate developments via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EDT on August 8, 2011 until September 7, 2011 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 376383. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s clinical-stage pipeline currently includes two Phase 2 development programs; INX-189, a nucleotide polymerase inhibitor in development for the treatment of chronic hepatitis C infections and FV-100, a nucleoside analogue in development for the treatment of shingles-associated pain. The Company also has additional HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of a staphylococcal vaccine, which is currently being evaluated in a Phase 1/2 clinical trial.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the timing of the initiation of a Phase 2 clinical trial for INX-189 in HCV-infected genotype 2 and 3 treatment naïve patients; the Company’s plan and the timing of the initiation of a clinical trial to evaluate the safety, tolerability and viral kinetics of doses greater than 100 mg of INX-189 administered as monotherapy; the Company’s plan and clinical strategy to advance the development of FV-100; the time to file a protocol for a Phase 2b clinical trial of FV-100 and other related submissions to the FDA and obtain feedback; the proposed design and endpoints of a Phase 2b clinical trial of FV-100 and whether such a study will be initiated by the Company; and the ability of FV-100 to reduce shingles-associated pain are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company, the FDA, a data safety monitoring board, an institutional review board (IRB), delaying, limiting, suspending or terminating the clinical development of INX-189 or FV-100, or Pfizer delaying, limiting, suspending or terminating the clinical development of staphylococcal vaccine at any time for a lack of safety, tolerability, lack of biologic activity or efficacy, commercial viability, regulatory issues, or any other reason; our ability to secure and use qualified third-party clinical and preclinical research and data management organizations to assist us in initiating and conducting planned clinical trials; third party manufacturers not fulfilling their contractual obligations or otherwise performing satisfactorily in the future; our ability to manufacture and maintain sufficient quantities of preclinical and clinical trial material on-hand to complete planned preclinical studies and clinical trials on a timely basis; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the period ended March 31, 2011,as filed with the Securities and Exchange Commission, or SEC, on March 16, 2011 and May 6, 2011. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.
Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$16,713,120	$8,554,151
Short-term investments	33,946,530	11,014,747
Prepaid expenses and other current assets	1,016,097	599,042
Accounts receivable	74,592	178,654

Total current assets	51,750,339	20,346,594
Property and equipment, net	828,680	1,090,029
Long-term investments.............................................................	7,297,127	—
Other long-term assets.............................................................	54,053	52,514

Total assets	$59,930,199	$21,489,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,305,001	$2,768,020
Accrued expenses	1,987,345	2,917,347
Current portion of notes payable	243,056	243,056
Capital lease obligations	68,313	180,792
Deferred revenue	54,167	129,167
Other current liabilities	304,663	238,703

Total current liabilities	4,962,545	6,477,085
Long-term liabilities:
Notes payable, net of current portion	182,291	303,819
Other liabilities, net of current portion	743,655	867,455

Total long-term liabilities	925,946	1,171,274

Total liabilities	5,888,491	7,648,359
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2011 and December 31, 2010; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized at June 31, 2011 and December 31, 2010, respectively; 77,889,178 and 62,423,358 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	77,889	62,423
Common stock warrants	8,392,001	11,145,558
Accumulated other comprehensive (loss) income.	375	542
Additional paid-in capital	325,856,561	270,187,742
Accumulated deficit	(280,285,118)	(267,555,487)

Total stockholders’ equity	54,041,708	13,840,778

Total liabilities and stockholders’ equity.	$59,930,199	$21,489,137

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
License fees and milestones.	$37,500	$37,500	$75,000	$786,667
Collaborative research and development	250,000	250,000	500,000	500,000

Total revenue	287,500	287,500	575,000	1,286,667
Operating expense:
Research and development .	4,599,325	4,915,899	11,172,135	9,705,514
General and administrative .....	965,132	958,834	2,162,315	1,982,875

Total operating expense	5,564,457	5,874,733	13,334,450	11,688,389

Loss from operations	(5,276,957)	(5,587,233)	(12,759,450)	(10,401,722)
Other (expense) income, net	(36)	12,194	8,602	15,714
Interest income, net	18,022	16,249	21,217	34,065

Net loss ..............................	$(5,258,971)	$(5,558,790)	$(12,729,631)	$(10,351,943)

Basic and diluted net loss per Share	$(0.07)	$(0.09)	$(0.19)	$(0.17)

Weighted average shares used to compute basic and diluted net loss per share	75,071,418	61,835,222	68,789,220	61,698,884

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